EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  July 21, 2005

CONTACT:	Craig Wanichek
Director of Corporate Communications
Monaco Coach Corporation
(541) 681-8029

Monaco Coach Corporation Announces Preliminary Second Quarter Results

COBURG, Oregon, July 21, 2005 — Monaco Coach Corporation (NYSE: MNC) today announced preliminary results for the quarter ended July 2, 2005. The company estimates that second quarter revenues will be approximately $306 million.  Earnings per share will be approximately 3 cents.  Earnings include a one-time expense of approximately 5 cents per share as a result of relocating the Beaver Manufacturing facility.  This compares to revenues of $358 million and earnings of 40 cents per share for the second quarter 2004.

Kay Toolson, Chairman and C.E.O. stated, “Our business faced many challenging conditions during the second quarter.  Orders from dealers for recreational vehicles were tempered due to concerns about retail sales. There was significant discounting by manufactures, and lower run rates reduced plant efficiencies. Despite the overall difficult market conditions, our dealer meeting at the end of June was very upbeat. Our 2006 models and our Franchise for the Future initiative were both very well received.”

In reaction to the softer than expected retail environment and to ensure the sale of 2005 model year products prior to the model year change over, a combination of discounts, retail incentives and other promotional activity was necessary.

The 2006 products were introduced at the dealer meeting at the end of June.  The release of these products late in the quarter did not materially impact revenues.  The Company has reported no discounting of 2006 products.

Monaco Coach Corporation has remained focused on establishing and maintaining production levels below the amount of retail sales.  “Dealer inventory levels of our products have been reduced and are currently at an acceptable level,” said John Nepute, President.  “Our production run rate coupled with lower dealer inventory levels is consistent with our forecasts for the retail markets. This balance should reduce the need for wholesale discounting and additional sales promotional activities going forward.”

Marty Daley, Chief Financial Officer said, “Start-up costs associated with Franchise for the Future, implementation costs related to information system upgrades and increased sales and dealer promotions led to higher SG&A costs in the second quarter as compared to the first quarter of this year.”

Monaco Coach Corporation will provide further information on its second quarter results as well as guidance for the third quarter during the Company’s conference call which is scheduled for July 27 at 2 P.M. EDT.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation employs more than 5,500 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver and McKenzie brand names. For additional information about Monaco Coach Corporation please visit www.monaco-online.com.

The statements above regarding the Company’s expectations for revenue and earnings per share for the second quarter of 2005 and the expectation of reduced future promotional activities are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including accounting adjustments as we compile our final results for the quarter and the extent of future competitive discounting by competitors. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov

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